Exhibit 2.1

Execution copy

ASSET PURCHASE AGREEMENT

by and among

ROWL, INC.,

a Nevada corporation,

OPEN ME TECHNOLOGIES, INC.,

a Nevada corporation,

and

OPEN ME, INC.,

a Delaware corporation

Dated as of May 8, 2015

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6.7	Exclusivity of Representations and Warranties	19

ARTICLE VII [Intentionally Omitted]		20

ARTICLE VIII ADDITIONAL AGREEMENTS		20
8.1	Employee and Related Matters	20
8.2	Press Release and Announcements	20
8.3	Further Actions; Transition Matters	20
8.4	Confidentiality	20
8.5	Noncompetition and Nonsolicitation	21
8.6	Sales and Transfer Taxes	21
8.7	Name Change	21
8.8	Lock-up and Leak-out	21
8.9	Tag-along Right	23

ARTICLE IX INDEMNIFICATION		24
9.1	Survival of Representations, Warranties, Covenants and Agreements	24
9.2	General Indemnification.	25
9.3	Tax Indemnification.	27
9.4	Other Indemnification Provisions	28
9.5	Manner of Payment	28
9.6	AS-IS Sale and Purchase	28

ARTICLE X MISCELLANEOUS		29
10.1	Amendment and Waiver	29
10.2	Notices	29
10.3	Assignment	29
10.4	Severability	30
10.5	Complete Agreement	30
10.6	Governing Law	30
10.7	Submission to Jurisdiction; Choice of Forum	30
10.8	Waiver of Jury Trial	30
10.9	Specific Performance	30
10.10	No Third-Party Beneficiaries	30
10.11	Schedules and Exhibits	31
10.12	Bulk Transfer Laws	31
10.13	Captions and Headings	31
10.14	Construction	31
10.15	Counterparts	31
10.16	Delivery by Facsimile or Electronic Transmission	31
10.17	Arbitration	31

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Exhibits

Exhibit A	Bill of Sale

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Escrow Agreement

Schedules

Assumed Liabilities Schedule

Capitalization Schedule

Contracts Schedule

Developments Schedule

Excluded Contracts Schedule

Financial Statements Schedule

Intellectual Property Schedule

Machinery and Equipment Asset Schedule

Permits Schedule

Purchased Assets Schedule

Related Party Schedule

Tax Schedule

Third-Party Approvals Schedule

Website Traffic Schedule

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (including all schedules and exhibits hereto, this "Agreement") is made and entered into as of May 8, 2015 by and among ROWL, INC., a Nevada corporation (“Parent”), a Nevada corporation, OPEN ME TECHNOLOGIES, INC., a Nevada corporation (wholly-owned by Parent, "Buyer"), and OPEN ME, INC., a Delaware corporation ("Seller").

WHEREAS, Parent, through Buyer (its wholly-owned subsidiary), desires to purchase all or substantially all of the assets of Seller (defined as the Purchased Assets (as defined below) in this Agreement) from Seller and is willing to assume certain liabilities relating thereto, in each case pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of each of Parent and Buyer has determined that the transactions contemplated by this Agreement, including the purchase of the Purchased Assets by Buyer, are advisable and in the best interests of each of Parent and Buyer, and has approved this Agreement and the transactions contemplated thereby;

WHEREAS, the board of directors of Seller has determined that the transactions contemplated by this Agreement, including the sale of the Purchased Assets by Seller, are advisable and in the best interests of Seller and its shareholders, and has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the shareholders of Seller have authorized and approved this Agreement and the transactions contemplated hereby, including the sale of the Purchased Assets by Seller.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.

"AAA Rules" has the meaning set forth in Section 10.17(a).

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, "controlling," "controlled" and "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the first paragraph of this Agreement.

"Ancillary Agreements" means, such agreements and instruments as are necessary or desirable to effect the transfer of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement, in each case in form and substance reasonably acceptable to Buyer and Seller, including: (i) the Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the Escrow Agreement; (iv) instruments of assignment of the Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to sell, convey, assign and transfer such Purchased Assets to Buyer or to record or file such sale, conveyance, assignment or transfer with the appropriate government offices, domain name registrars or other similar authorities; and (v) such other instruments of sale, conveyance, assignment and transfer as Buyer shall reasonably request to vest in Buyer good and valid title to the Purchased Assets, free and clear of all Liens (other than the obligation to pay the “Purchase Price” under Section 3 of the Application Purchase Agreement).

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"App" means that certain software application, defined as the “App” in the Application Purchase Agreement.

"Application Purchase Agreement" means that certain Application Purchase Agreement dated April 1, 2014, by and between Marco Waclawek and Seller.

"Arbitration Information" has the meaning set forth in Section 10.17(c).

"Assignment and Assumption Agreement" means an assignment and assumption agreement, substantially in the form of Exhibit B attached hereto, for the assignment and assumption of the Assumed Liabilities from Seller to Buyer.

"Assumed Liabilities" has the meaning set forth in Section 2.2(a).

"Basket" has the meaning set forth in Section 9.2(c)(i).

"Bill of Sale" means a bill of sale, substantially in the form of Exhibit A attached hereto, for the sale, conveyance, assignment and transfer of the Purchased Assets from Seller to Buyer.

"Business" means Seller's business comprised of developing, marketing, offering and/or delivering electronic greeting cards (including cards for any/all occasions such as, without limitation, birthday, anniversary, holidays, special occasion, etc.) and/or printed cards, via mobile applications and websites (including Birthdays by Open Me and the website and related businesses associated with the domain names www.openme.com).

"Business Intellectual Property" means all Intellectual Property owned or licensed by Seller.

"Buyer" has the meaning set forth in the first paragraph of this Agreement.

"Buyer Parties" has the meaning set forth in Section 9.2(a).

"Claim" has the meaning set forth in Section 10.17(a).

"Closing" has the meaning set forth in Section 2.4(a).

"Closing Date" has the meaning set forth in Section 2.4(a).

"COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all of Seller's contracts, leases, licenses, agreements (including without limitation, supply agreements, web hosting agreements, fulfillment agreements, sales and purchase agreements, confidentiality agreements, contracts and other agreements) and business arrangements. For purposes of this definition, "Seller" shall be deemed to include all predecessors of Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

"Disclosing Party" has the meaning set forth in Section 10.17(d).

"ERISA" has the meaning set forth in Section 5.18.

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"Error of Law" has the meaning set forth in Section 10.17(c).

"Escrow" means the escrow of Two Million Five Hundred Thousand (2,500,000) shares of the Stock Consideration (i.e., the Holdback Shares), to be deposited by Parent with the Escrow Holder pursuant to Section 2.4(b) and to be held by the Escrow Holder pursuant to the Escrow Agreement.

"Escrow Agent" means VStock Transfer, LLC.

"Escrow Agreement" means the Escrow Agreement to be executed at the Closing among Buyer, Parent, Seller and the Escrow Holder, substantially in the form attached hereto as Exhibit “C”.

"Excluded Assets" has the meaning set forth in Section 2.1(b).

"Excluded Liabilities" has the meaning set forth in Section 2.2(b).

"Excluded Taxes" means (i) any liability of Seller for Taxes, (ii) any liability of Seller for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated hereby, and (iii) any liability of Seller for the unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

"Fundamental Representation" has the meaning set forth in Section 9.1(a).

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.

"Governmental Entity" means any (i) government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case of clauses (i)-(iii) foregoing, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

"Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection).

"Holdback Shares" means twenty-five percent (25%) of the Stock Consideration, which shall be placed into the Escrow pursuant to the Escrow Agreement. In the event that Parent makes a dividend or distribution, undergoes a forward split or a reverse split or otherwise reclassifies its shares of common stock, the Holdback Shares shall include any such additional shares or shall be adjusted appropriately.

"Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person; (iv) all capitalized lease liabilities of such Person; (v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all obligations of such Person secured by a contractual lien; (vii) all Guaranties of such Person in connection with any of the foregoing; and (viii) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

"Indemnitee" has the meaning set forth in Section 9.2(d).

"Indemnitor" has the meaning set forth in Section 9.2(d).

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"Intellectual Property" means all of the following in any jurisdiction throughout the world, together with all income, royalties, damages and payments relating thereto due or payable as of the Closing or thereafter (including damages and payments for past or present infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights, claims and remedies that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), designs, utility models, design patents, industrial designs, and all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations of any of the foregoing; (ii) registered and unregistered trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, brand names, Internet domain names (including www.openme.com and Birthdays by Open Me (its mobile application)), corporate names, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing (including the trademark, service mark and trade name "OPEN ME" and all translations, adaptations and derivations of the foregoing and all logos related to the foregoing); (iii) copyrights and copyrightable works and moral rights; (iv) Software; (v) mask works; (vi) all registrations, applications, extensions and renewals for any of the foregoing; (vii) trade secrets and confidential and proprietary information (including ideas, inventions, formulae, recipes, compositions, know-how, methods of manufacturing and production, processes, techniques, technology, methodologies, methods, research and development information, drawings, blueprints, flowcharts, diagrams, specifications, designs and design documentation, notebooks, plans, proposals, test results, technical data, manuals and user documentation, Software, pricing and cost information, and supplier, customer and referral source lists and related information); and (viii) all associated goodwill with respect to the foregoing and all books, records, drawings, documentation or other indicia or tangible embodiments of any of the foregoing, however evidenced, whether or not in electronic or any other form or medium, including records of registrations, patenting and applications of any of the foregoing; in each case including the items set forth on the attached Intellectual Property Schedule. Without limiting the foregoing, the parties agree that the “Intellectual Property” shall include the App and all of the other “Purchased Assets” as defined in the Application Purchase Agreement.

"Inventory" means Seller's inventory, including all raw materials and supplies, packaging materials, manufactured or purchased parts, work in process, finished products and goods, products and goods in transit, consigned products and goods and returned products and goods.

"Knowledge," with respect to Seller, means the actual knowledge (without any independent investigation) of Ilya Pozin, Matt Winnick, and Omri Agam.

"Latest Balance Sheet" has the meaning set forth in Section 5.5(a).

"Law" means any United States, foreign, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller.

"Lien" means any security interest, pledge, license, mortgage, deed of trust, option, warrant, purchase right, right of first refusal, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, lien, encumbrance or other similar arrangement or interest in real or personal property.

"Losses" has the meaning set forth in Section 9.2(a).

"Material Adverse Effect" means any effect or change (excluding general economic, capital market or industry conditions) that, individually or together with any other effects or changes, has or is reasonably likely to have a materially adverse effect to the Business (including taking into account the customer, supplier or other relationships), assets and properties, condition (financial or otherwise), operating results or operations of Seller or the Business taken as a whole, regardless of the duration or persistence of such effects or changes, and regardless of whether or not such adverse effect or change can be cured or whether Buyer or Parent has knowledge of such effect or change on the date hereof.

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"Material Contract" has the meaning set forth in Section 5.14(a).

"Off-the-Shelf Software Licenses" means licenses of standard, off-the-shelf, unmodified, commercially available personal computer software that is provided for Seller's internal use in executable form only, where each such license has a replacement value of no more than $500.

"Ordinary Course of Business" means the usual and ordinary course of business of the Business in accordance with past custom and practice (including with respect to quantity, timing, duration and frequency).

"Permits" means permits, licenses, franchises, registrations, certificates, accreditations, orders, authorizations, approvals and other similar rights from Governmental Entities.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

"Purchase Price" has the meaning set forth in Section 2.3.

"Purchased Assets" has the meaning set forth in Section 2.1(a).

"Related Party" means any officer, director, shareholder or Affiliate of Seller, any individual related by blood, marriage or adoption to any such Person, and any Person controlled by any of the foregoing.

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Software" means computer software of any type (including programs, applications, middleware, libraries, tools, firmware and all software implementations of algorithms, models and methodologies) and in any form (including source code and object code), and data, databases, and documentation related to any of the foregoing (including programmer and user documentation, manuals and training materials).

"Statute of Limitations Representation" has the meaning set forth in Section 9.1(b).

“Stock Consideration” has the meaning set forth in Section 2.3.

"Tax" or "Taxes" means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever and denominated by any name whatsoever, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, whether or not disputed, and including any interest, penalties or additions thereto or additional amounts in respect of the foregoing.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Approvals" has the meaning set forth in Section 5.2(b).

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"Transaction Documents" means this Agreement, the Ancillary Agreements and all other agreements, instruments and certificates contemplated hereby and thereby.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1  Purchase and Sale of Assets.

(a)  Purchased Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, effective as of the Closing, free and clear of all Liens (other than the obligation to pay the “Purchase Price” under Section 3 of the Application Purchase Agreement), all right, title and interest in and to all properties, rights, titles, interests and other assets of every kind and nature (whether tangible or intangible, absolute or contingent, real or personal, whether or not shown on the Latest Balance Sheet, wherever located and by whomever possessed) owned, licensed or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing, but in all cases excluding the Excluded Assets (collectively, the "Purchased Assets"), including the following:

(i)          all Intellectual Property (including without limitation, the Software for the App, domain names, websites, etc.);

(ii)         all Inventory;

(iii)        all equipment, computers, tools, spare and replacement parts and furniture, including such items listed on the Machinery and Equipment Asset Schedule;

(iv)        all other tangible personal property;

(v)          subject to Section 2.5, all Contracts, including items listed or described on the attached Contracts Schedule, but not including those items listed or described on the attached Excluded Contracts Schedule;

(vi)        subject to Section 2.5, all Permits, including items listed or described on the attached Permits Schedule (but excluding any real estate Permits);

(vii)       all insurance policies, insurance deposits, insurance premium payments and adjustments and all related prepayments and prepaid expenses, in each case covering or relating to the Purchased Assets or the Assumed Liabilities;

(viii)      all claims, Liens, deposits, prepayments, refunds, credits, prepaid expenses, causes of action, rights of recovery and rights of set-off of any kind (other than to the extent related to Excluded Assets or Excluded Liabilities);

(ix)         all books, records, ledgers, files, documents, correspondence, lists, plats, plans, drawings, specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, including materials evidenced in electronic data (other than to the extent relating to Excluded Assets or Excluded Liabilities);

(x)          all lists, records and other information pertaining to the Business’ website users, accounts, referral sources, customers, prospective customers and suppliers;

(xi)         all goodwill as a going concern and all other intangible property; and

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(xii)        all other properties, rights, titles, interests and other assets owned, licensed or leased by Seller as of the Closing, or in which Seller has an interest, which are related to or used or useful in the Business and not otherwise Excluded Assets.

(b)  Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets") and, as such, are not included in the Purchased Assets:

(i)          all cash and cash equivalents (including marketable securities and short-term investments);

(ii)         all Contracts listed on the attached Excluded Contracts Schedule;

(iii)        all Leased Real Property and other rights relating thereto;

(iv)        all claims, Liens, deposits, prepayments, refunds, credits, prepaid expenses, causes of action, choses in action, rights of recovery and rights of set-off of any kind, in ease case to the extent solely related to Excluded Assets or Excluded Liabilities;

(v)         all personnel records (provided that Seller will provide Buyer with a copy of its personnel records for any of Seller’s employees as reasonably requested by Buyer);

(vi)        all rights and interests of Seller with respect to and all assets maintained pursuant to or in connection with the Seller’s employee benefit plans;

(vii)        Seller's corporate charter and qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation; and

(viii)      Seller's rights under or pursuant to the Transaction Documents.

2.2  Assumption of Liabilities.

(a)  Assumed Liabilities. Pursuant to the terms and subject to the conditions set forth in this Agreement, as additional consideration for the Purchased Assets, Buyer shall assume as of the Closing only the following debts, obligations and other liabilities of Seller (collectively, the "Assumed Liabilities"), and shall pay, discharge and perform all such Assumed Liabilities promptly when they become due and payable in accordance with their respective terms, and Buyer shall not assume or otherwise be responsible for any other debts, obligations or other liabilities of Seller:

(i)          liabilities under all Contracts and Permits assigned to Buyer pursuant to Section 2.1, but excluding any such liability arising out of or in connection with any breach or default, or any other event or circumstance, occurring or existing prior to the Closing Date which with notice or passage of time would constitute a default; and

(ii)         the other liabilities specifically identified and described on the attached Assumed Liabilities Schedule.

(b)  Excluded Liabilities. Seller acknowledges and agrees that, notwithstanding anything to the contrary that may be set forth in this Agreement, neither Buyer nor any of its Affiliates shall assume, take subject to, or in any way become liable for (and shall not be deemed to have assumed, taken subject to, or in any way become liable for) any of Seller's debts, obligations or other liabilities of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, whether or not related to the Business or the Purchased Assets, and regardless of when or by whom asserted, but in all cases other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), including the following:

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(i)          any accounts payable;

(ii)         Excluded Taxes;

(iii)        any liabilities under Contracts and Permits assigned to Buyer pursuant to Section 2.1 arising out of or in connection with any breach or default, or any other event or circumstance, occurring or existing prior to the Closing Date which with notice or passage of time would constitute a default;

(iv)         any current or contingent liabilities or obligations at any time arising out of, relating to or incurred in connection with the employment or service with or termination of employment or service from Seller or any of its Affiliates of any Person, including any such liabilities or obligations relating to any workers' compensation claims or insurance;

(v)          any liabilities arising out of or in connection with any Contracts set forth on the attached Excluded Contracts Schedule;

(vi)         any liabilities with respect to any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

(vii)        any current or contingent liabilities or obligations at any time relating to or arising under or in connection with any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any other benefit or compensation plan, program, agreement, contract or arrangement at any time maintained, sponsored or contributed or required to be contributed to by Seller or any of its Affiliates, or with respect to which Seller or any of its Affiliates has any current or contingent liability or obligation;

(viii)      any current or contingent liabilities or obligations relating to employees of Seller or any of its Affiliates;

(ix)         liabilities (express or implied) relating to products or services provided, shipped or sold prior to the Closing Date;

(x)          liabilities related to use of Software prior to the Closing Date;

(xi)         any liabilities relating to infringement or misappropriation of any Intellectual Property arising out of or in connection with any event or circumstance occurring or existing prior to the Closing Date (but not including any liability arising from Buyer’s or Parent’s acts or omissions after Closing other than use of the Software);

(xii)        any liabilities with respect to any violation of Law relating to or arising from underlying facts, events or conditions first caused, first created or first existing prior to the Closing Date, irrespective of whether such liability attaches to Buyer or Seller in the first instance (but not including any liability arising from Buyer’s or Parent’s acts or omissions after Closing); and

(xiii)      any other liability not expressly assumed by Buyer pursuant to Section 2.2(a).

Seller hereby acknowledges that it is retaining the Excluded Liabilities, and Seller shall pay, discharge and perform all such Excluded Liabilities promptly when they become due and payable in accordance with their respective terms. For purposes of this Section 2.2(b), "Seller" shall include Seller, its Affiliates and predecessors and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

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(c)  The parties acknowledge and agree that disclosure of any debt, obligation or other liability on any schedule to this Agreement shall not create an Assumed Liability or other liability of Buyer (or any of its Affiliates), except where such disclosed liability has been expressly assumed by Buyer as an Assumed Liability in accordance with the provisions of Section 2.2(a).

2.3  Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall consist of (i) Ten Million (10,000,000) shares of Parent’s common stock (the "Stock Consideration"), and (ii) the assumption by Buyer of the Assumed Liabilities.

2.4  Closing Transactions.

(a)  The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place concurrent with the parties’ execution and delivery of this Agreement or on such other date or at such other time as Buyer and Seller may agree in writing. The actual date of the Closing is referred to herein as the "Closing Date."

(b)  Closing Transactions. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)          Seller shall sell, convey, assign, transfer and deliver to Buyer all right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than the obligation to pay the “Purchase Price” under Section 3 of the Application Purchase Agreement);

(ii)         Seller shall deliver or provide Buyer with the ability to download (A) all codes for the App and other Software included in the Purchased Assets, (B) any and all code that enables synchronization features (called "Send to device" and "Receive from device" in the App), (C) any and all code that enables "Gifts" feature inside of the App, (D) all graphics in Seller’s possession or control necessary or desirable to describe and promote the App, and (E) instructions and descriptions of the Software utilized in the Business (including interaction and features);

(iii)        Seller will take all action necessary to effect as of the Closing Date, giving Buyer immediate access to and transferring control to the Buyer of (A) the Google Play Developer Console, (B) the Facebook Page and Facebook App (as described in the Application Purchase Agreement), and (C) all websites included in the Purchased Assets;

(iv)         Seller will take such other action on the Closing Date as requested by Buyer to transfer immediate control and ownership of the Business to Buyer;

(v)          Buyer shall deliver to Seller a statement of account from its transfer agent evidencing both the issuance of the Stock Consideration (less the Holdback Shares) to Seller, and the issuance of the Holdback Shares to Escrow;

(vi)         Buyer shall assume the Assumed Liabilities;

(vii)        Buyer shall deliver to Seller:

(A)  a certificate of good standing of Buyer issued by the Secretary of State of the State of Nevada, dated as of a recent date;

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(B)  a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, (i) attaching copies of the certificate of incorporation and bylaws of Buyer, (iii) attaching a copy of the resolutions of Buyer’s board of directors approving this Agreement the other Transaction Documents and the transactions contemplated hereby and thereby, and (iv) identifying the directors and officers of Buyer;

(viii)      Parent shall deliver to Seller:

(A) a certificate of good standing of Parent issued by the Secretary of State of the State of Nevada, dated as of a recent date;

(B) a certificate signed by an authorized officer of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, (i) attaching copies of the certificate of incorporation and bylaws of Parent, (iii) attaching a copy of the resolutions of Parent’s board of directors approving this Agreement the other Transaction Documents and the transactions contemplated hereby and thereby, and (iv) identifying the directors and officers of Parent;

(ix)         Each of Buyer, Parent and Seller shall execute and deliver the Ancillary Agreements to which it is a party; and

(x)          Seller shall deliver to Buyer:

(A) a certificate of good standing of Seller issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(B) a certificate signed by an authorized officer of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, (i) attaching copies of the certificate of incorporation and bylaws of Seller, (iii) attaching a copy of the resolutions of Seller’s board of directors and stockholders approving this Agreement the other Transaction Documents and the transactions contemplated hereby and thereby (including the name change contemplated in Section 8.7), and (iv) identifying the directors and officers of Seller;

(C) all books, records and other materials related to the Business and its administration and record keeping (which Seller may deliver to Buyer's principal place of business promptly after the Closing), to the extent included in the Purchased Assets;

(D) a FIRPTA certification, sworn under penalty of perjury, in form and substance reasonably satisfactory to Buyer, conforming to Treasury Regulations Section 1445 stating that Seller is not a "foreign person" as defined in Section 1445 of the Code.

2.5  Non-Assignable Contracts, Permits and Assets.  To the extent that any Contract, Permit or other Purchased Asset is not capable of being sold, conveyed, assigned or transferred to Buyer at the Closing without the consent of any other party (including any Third-Party Consent), this Agreement shall not be deemed to constitute a sale, conveyance, assignment or transfer of, and Buyer shall assume no obligations or liabilities with respect to, any such Contract, Permit or other Purchased Asset unless and until such consent has been obtained. Seller shall advise Buyer promptly in writing with respect to any Contract, Permit or other Purchased Asset which Seller knows or has substantial reason to believe will not be able to be assigned to Buyer at the Closing. Without in any way limiting Seller's representations and warranties hereunder or its obligation to obtain all consents necessary for the sale, conveyance, assignment and transfer of the Purchased Assets to Buyer, if any such consent is not obtained and the Closing is consummated, then following the Closing Date Seller shall, at Seller's expense, (i) reasonably cooperate with Buyer in endeavoring to obtain the requisite consent, and/or (ii) reasonably cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits with respect to any such non-assignable Contract, Permit or other Purchased Asset.

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ARTICLE III

[Intentionally Omitted]

ARTICLE IV

[Intentionally Omitted]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer and Parent (subject to Seller’s disclosure schedules referenced in this Agreement) that:

5.1   Organization; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller, with respect to the Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Seller's properties or the nature of Seller's activities require it to be so qualified. Seller has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted and as presently proposed to be conducted. Seller has requisite corporate power and authority, and both board approval and stockholder approval, necessary to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.

5.2  Enforceability; Noncontravention.

(a)  This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general equitable principles).

(b)  Neither the execution and the delivery by Seller of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, (i) violate or conflict with any provisions of Seller's certificate of incorporation or bylaws, (ii) violate or conflict in any respect with any Law to which Seller is subject, or (iii) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any equity interests or assets of Seller under, any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Seller is a party, or by which Seller or any of its assets or properties (including the Purchased Assets) is bound. Except as set forth on the attached Third-Party Approvals Schedule, no consent, notice, approval, license, permit, order or authorization of, or registration, declaration or filing with any Person ("Third-Party Approvals") is required to be obtained or made by or on behalf of Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

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5.3  Capitalization; Subsidiaries.

(a)  The authorized capital stock of Seller consists of 15,000,000 shares of common stock. Concurrent with the parties’ execution of this Agreement, Seller had 11,588,077 shares of common stock issued and outstanding and held by the shareholders set forth on the Capitalization Schedule (i.e., including the duly authorized and valid conversion of the Company’s six hundred thousand dollars ($600,000) aggregate principal amount of convertible promissory notes issued and outstanding and held by the shareholders set forth on the Capitalization Schedule immediately prior to the Closing). Except for the foregoing, there are (i) no other shares of capital stock or other equity securities or voting securities of Seller, (ii) no securities of Seller convertible into or exchangeable for capital stock or other equity securities or voting securities of Seller, and (iii) no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to issue, sell or otherwise cause to become outstanding any of its equity interests.

(b)  Seller does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity.

5.4  Mobile Users and Website Traffic. To Seller’s Knowledge (with no indications to the contrary by internally-generated or any third party metrics), Seller’s websites experienced the following traffic and usage: (i) 2,600 daily active users (“DAU's”) on www.openme.com on average for the month of April 2015; (ii) the website www.openme.com is ranked in the top 35 websites on Google search for “free ecards” as of May 6, 2015; (iii) BIRTHDAYS BY OPEN ME mobile application had 1,564,996 current installs and 3,028,239 total installs on Android phones as of May 6, 2015; (iv) between 140,000 to 150,000 mobile daily active users utilized the BIRTHDAYS BY OPEN ME mobile application as of May 6, 2015; and (v) approximately 5.63% of the BIRTHDAYS BY OPEN ME mobile application install base as of May 6, 2015 are in the United States, 24.03% in Germany, 10.26% in Russia, 9.23% in India, 5.2% in France, 4.87% in Spain, and 4.29% in Italy. Additionally, without limiting the foregoing, Seller’s websites experienced the traffic and usage summarized on the attached Website Traffic Schedule.

5.5  Financial Statements.

(a)  Attached hereto as the Financial Statements Schedule are true and complete copies of the following financial statements: (i) the unaudited balance sheet of Seller as of April 30, 2015 (the "Latest Balance Sheet") and the related statements of income for the 3-month period then ended; (ii) the unaudited balance sheet of Seller as of December 31, 2014 and the related statements of income for the 12-month period then ended; and (iii) the unaudited balance sheet of Seller as of December 31, 2013 and the related statements of income for the 12-month period then ended.

(b)  Each of the foregoing financial statements fairly presents in all material respects the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and has been prepared from and is consistent with the books of account of Seller (which records which have been maintained in all material respects in accordance with Seller’s normal and customary practices), subject to the absence of footnotes and normal year-end adjustments (none of which would, alone or in the aggregate, be material).

5.6  Absence of Undisclosed Liabilities.

(a)  Seller has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, and regardless of when or by whom asserted), and, to Seller's Knowledge, there is no reasonable basis for any suit, action or proceeding with respect to any liability, relating to the Business, except in either case for (a) liabilities and obligations under contracts or commitments expressly described on the attached Contracts Schedule or other schedule hereto or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed thereon due to specified dollar thresholds (but not liabilities for breaches or violations thereof), (b) liabilities and obligations reflected on or expressly reserved against in the Latest Balance Sheet, and (c) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is individually or in the aggregate material, and none of which relates to Taxes, breach of contract, breach of warranty, tort, infringement, any lawsuit or a violation of Law).

(b)  Notwithstanding anything to the contrary expressed or implied in this Agreement, as of the Closing, Seller has no outstanding Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise) and there is no basis for any claims against Seller for unpaid Indebtedness.

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5.7  No Adverse Change. Since the date of the Latest Balance Sheet, there has been no change, event or development that (individually or in the aggregate) has had or could reasonably be expected to have a Material Adverse Effect.

5.8  Compliance with Laws; Investment in Buyer.

(a)  Seller has complied, and is in compliance, in all respects with all applicable Laws relating to the operation of the Business or the ownership or operation of the Purchased Assets. Seller has no Knowledge of and has not received any notice of, and no claims have been filed against Seller alleging, any violation of any such Laws. None of Seller nor any of Seller's officers or senior management employees is (or during the last three years has been) under or subject to any administrative, civil or criminal investigation, indictment, audit, information lawsuit, subpoena, document request, administrative proceeding, mediation or arbitration involving or related to Seller or any of its Affiliates, officers or employees with respect to an alleged, potential or actual violation of any Law or breach of contract.

(b)  Seller understands that the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and will be “restricted securities” within the meaning of the regulations under the Securities Act, and by reason of the foregoing the Stock Consideration may not be resold in the absence of an effective registration statement under, or an applicable exemption from, the Securities Act. Seller acknowledges that Parent has no intention to register the Stock Consideration under the Securities Act. Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Seller is acquiring the Stock Consideration for its own account and not on behalf of any other person, and not with a view to sale or distribution in whole or in part in a manner that would violate the Securities Act. Seller acknowledges that any certificate(s) for the Stock Consideration received pursuant to this Agreement will bear the following legend:

THE SECURITIES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF OTHER JURISDICTIONS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN ACCORDANCE WITH REGULATIONS UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

5.9  Intellectual Property.

(a)  The attached Intellectual Property Schedule sets forth a complete and correct list of all Software (including the App), in each case indentifying whether owned or licensed by Seller.

(b)  Seller owns and possesses all right, title and interest in, to and under the Intellectual Property identified as owned by Seller on the attached Intellectual Property Schedule. Seller owns and possesses all right, title and interest in, to and under, or has the valid and enforceable license to use (pursuant to an agreement set forth in the attached Contracts Schedule or an Off-the-Shelf Software License) all other Business Intellectual Property. The Business Intellectual Property includes all Intellectual Property necessary or desirable for the operation of the Business as currently conducted. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Business Intellectual Property has been made, is currently outstanding or, to Seller's Knowledge, is threatened. The Business Intellectual Property is not subject to any Lien and is not subject to any obligations, restrictions or limitations regarding use or disclosure other than pursuant to a written license set forth in the attached Contracts Schedule or an Off-the-Shelf Software License.

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(c)  The Business Intellectual Property (including without limitation, the App) has not infringed, misappropriated or conflicted with, and to Seller’s Knowledge does not infringe, misappropriate or conflict with, the Intellectual Property rights of any other Person. Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted (and Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement, misappropriation or conflict with any Intellectual Property of any Person, including any solicited or unsolicited offer, demand or request that Seller license any Intellectual Property from any Person). Seller has not received any notices of, and does not have any Knowledge of any facts which indicate a likelihood of, any infringement, misappropriation or conflict by any Person of any Business Intellectual Property. Without limiting the foregoing provisions of this Section 5.9(c), Seller has not knowingly infringed, misappropriated or otherwise violated any Intellectual Property of any Person in the operation of the Business as currently conducted.

(d)  Seller is not aware of (based on Seller’s Knowledge) any defects that (individually or in the aggregate) interfere in any material respects with the operation of the current roll-out version of the App being used in the Business as currently conducted. The information technology systems (including the Software, hardware, computer systems, networks, telecommunication systems, and documentation relating to any of the foregoing) currently used by Seller in the operation of the Business are sufficient for the immediate needs of the Business, as currently conducted. Immediately subsequent to the Closing, all Business Intellectual Property and such information technology systems (other than Excluded Assets) shall be assigned to and owned, licensed or available for use by Buyer.

(e)  Seller has taken all necessary and desirable action to maintain and protect the Business Intellectual Property (including protecting the confidentiality of trade secrets and confidential and proprietary information) so as to not adversely affect the validity or enforcement of any of the Business Intellectual Property.

(f)  Seller has the sole and exclusive ownership of all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of Seller. All current or former employees, consultants or contractors of Seller who have participated in the creation or development of any such Intellectual Property have executed and delivered to Seller a valid and enforceable agreement (i) providing for the non-disclosure by such current or former employee, consultant or contractor of any trade secrets and confidential and proprietary information of Seller, and (ii) providing for the assignment by such current or former employee, consultant or contractor to Seller of any Intellectual Property arising out of such employee's, consultant's or contractor's employment or engagement by or contract with Seller.

5.10 Purchased Assets.  Except as set forth on the attached Purchased Assets Schedule:

(a)  Seller owns good and marketable title to all of the Purchased Assets, free and clear of all Liens (other than the obligation to pay the “Purchase Price” under Section 3 of the Application Purchase Agreement). At the Closing, Seller will deliver to Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens. There are no agreements, options, commitments or other rights for any Person (other than Buyer) to purchase or otherwise acquire any of the Purchased Assets or any interests therein.

(b)  The Purchased Assets include all of the assets (whether tangible or intangible) that are necessary or desirable for the conduct of the Business as currently conducted. The tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business. Seller owns, or leases under valid leases, all tangible assets used in the conduct of the Business in conformity with past practices.

5.11 Products and Services. Each product sold or delivered and each service rendered by Seller with respect to the Business has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liabilities or obligations for replacement or repair thereof or other damages in connection therewith. No product sold or delivered or service rendered by Seller with respect to the Business is subject to any guaranty, warranty or other indemnity. Prior to the date hereof, Seller has delivered to Buyer copies of the standard terms and conditions of sale for products delivered and services rendered by Seller with respect to the Business (containing all applicable guaranty, warranty and indemnity provisions, and other terms and conditions).

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5.12 Absence of Certain Developments.  Except as set forth on the attached Developments Schedule or as otherwise expressly contemplated herein, since March 9, 2015, Seller has not, with respect to the Business or the Purchased Assets:

(a)  discharged or satisfied any material Lien or paid any material liability, other than current liabilities paid in the Ordinary Course of Business;

(b)  mortgaged, pledged, subjected to or allowed to exist any Lien on any of the Purchased Assets;

(c)  sold, assigned, leased, transferred or otherwise disposed of any of its tangible assets, except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;

(d)  sold, assigned, licensed, transferred or otherwise disposed of any Business Intellectual Property or other intangible assets (including abandoning or permitting the lapse of any Business Intellectual Property), or failed to protect or maintain in full force and effect any Business Intellectual Property (including disclosing any trade secrets or confidential or proprietary information to any Person other than Buyer and Buyer's representatives, agents and attorneys);

(e)  made any capital expenditures or commitments therefor (other than capital expenditures required by the Business and previously disclosed in writing to Buyer) in excess of $5,000 in the aggregate;

(f)  (1) borrowed any money or issued or exchanged any notes or other evidences of any indebtedness for borrowed money or (2) incurred or become subject to any material liability or obligation (except for any material liability or obligation for Excluded Liabilities or current liabilities incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business);

(g)  made any loans or advances to, or guarantees for the benefit of, any Person, except for advances made to employees in the Ordinary Course of Business pursuant to written employee policies disclosed to Buyer;

(h)  suffered any extraordinary losses or waived any rights of material value (whether or not in the Ordinary Course of Business) or suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of $5,000 (individually or in the aggregate) whether or not covered by insurance; or

(i)  entered into any material transaction not in the Ordinary Course of Business (or any series of transactions which in the aggregate are material and not in the Ordinary Course of Business).

5.13 Tax Matters. Except as set forth on the attached Tax Schedule:

(a)  Seller has timely filed all Tax Returns which are required to be filed with respect to its business, activities, properties, employees or ownership, and all such Tax Returns are true, complete and accurate in all respects, and such filings accurately reflect the Tax liabilities of Seller. All Taxes, assessments and other governmental charges imposed upon Seller, or upon any of the assets, income or franchises of Seller (whether or not shown on any Tax Return), have been timely paid or, if not yet payable, shall be timely paid and are adequately accrued on Seller's books and records. There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller or any assets or operations of Seller.

(b)  Seller has not extended the date on which any Tax Return was or is to be filed. There are no ongoing or pending Tax audits by any taxing authority against Seller. There are no Liens for Taxes upon any of the assets of Seller. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

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(c)  Seller (i) has not ever been a member of an affiliated group (as defined in Section 1504(a) of the Code) which files a consolidated return (other than a group the common parent of which was Seller) and (ii) does not have any liability for Taxes of any Person (other than Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Seller is not a party to or bound by any agreement relating to the allocation or payment of Taxes with any Person.

(d)  Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law).

(e)  Seller has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code. Seller has not been a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

5.14 Contracts and Commitments.

(a)  Except as set forth on the attached Contracts Schedule or the Excluded Contracts Schedule, Seller is not a party to or otherwise bound by any oral or written (each, a "Material Contract"):

(i)          contracts for or relating to web hosting and other services used for or in connection with the Company’s Business (including, without limitation, agreements for push notifications, search services, development relationships, etc.);

(ii)         collective bargaining agreement with any labor union, or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan, stock purchase, stock option or similar plan or practice, whether formal or informal, or severance agreement or arrangement;

(iii)        agreement or contract for the employment or retention of any officer, partner, individual employee, consultant, independent contractor or other individual on a full-time, part-time or consulting basis, including any such agreement or contract providing for severance payments or the payment of any cash or other compensation or benefits upon the sale of the Business, or prohibiting competition, solicitation or the disclosure of trade secrets or confidential information;

(iv)         agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of Seller's assets, or any letter of credit arrangements;

(v)          agreements with respect to the lending or investing of funds in or to other Persons;

(vi)         license, royalty or other agreements under which any license or any other right with respect to any Intellectual Property is granted by Seller to any Person or by any Person to Seller or other agreements affecting Seller's ability to use or disclose Intellectual Property (other than Off-the-Shelf Software Licenses);

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(vii)        nondisclosure or confidentiality agreements (but excluding any standard employee nondisclosure agreements and confidentiality obligations which the Company may enter into from time to time);

(viii)      guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business;

(ix)         lease or agreement under which Seller is lessee of or holds or operates any personal property owned by any third party for which the annual rental exceeds $1,000;

(x)          lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller for which the annual rental exceeds $1,000;

(xi)         franchise, dealership, vendor, customer, agency, license or service agreements;

(xii)        contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon 30 days' or less notice without penalty or involving more than $5,000;

(xiii)       contract which prohibits Seller or the Business from freely engaging in business anywhere in the world;

(xiv)       contract relating to the distribution, marketing, sale, advertising or promotion of its products or services;

(xv)        contract with any Related Party;

(xvi)       warranty agreement with respect to products sold or services rendered;

(xvii)      agreements relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments);

(xviii)     agreement that is a settlement, conciliation or similar agreement with any Governmental Entity pursuant to which, after the date of this Agreement, the Business will be required to pay consideration in excess of $5,000; or

(xix)       other agreement material to the Business, whether or not entered into in the Ordinary Course of Business.

(b)  With respect to Seller's obligations thereunder, and, to Seller's Knowledge, with respect to the obligations of the other parties thereto, all Material Contracts are valid, binding and enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general equitable principles). Except as specifically disclosed in the attached Contracts Schedule, (i) to Seller's Knowledge, no Material Contract has been materially breached in any respect or cancelled by the other party thereto, (ii) Seller has performed all obligations required to be performed by Seller under the Material Contracts, and (iii) there is no breach of or default by Seller under any Material Contract of Seller or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default by Seller.

(c)  Buyer has been supplied with, or given access to, a true and correct copy of all written contracts disclosed on the attached Contracts Schedule or Excluded Contracts Schedule, together with all amendments, waivers or other changes thereto.

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5.15 Related Party Transactions.  Except as disclosed on the attached Related Party Schedule, no Related Party is a party to any contract or arrangement with Seller or has any interest in any property, asset or right used by Seller or necessary for the Business (including the Purchased Assets or the Facility) or has received any funds from or on behalf of Seller since the date of the Latest Balance Sheet.

5.16 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

5.17 Litigation.  There are no (and, during the two (2) years preceding the date hereof, there have not been any) actions, suits, proceedings, orders or investigations pending or, to the best of Seller's Knowledge, threatened against or affecting Seller, the Business or the Purchased Assets at law or in equity, or before or by any Governmental Entity, and there is no reasonable basis known to Seller for any of the foregoing. Seller, with respect to the Business and the Purchased Assets, is not subject to or bound by any outstanding orders, judgments, injunctions or decrees of any court or Governmental Entity. Seller has not received any opinion or legal advice in writing, within the five years preceding the date hereof, to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted.

5.18 Employee Benefit Plans. Seller does not and has never maintained, sponsored or contributed to (and is not required and has never been required to contribute to) any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and Seller does not and has never maintained, sponsored or contributed to any other benefit or compensation plan, program, agreement, contract or arrangement. Neither Seller nor any of its Affiliates has any current or contingent liability or obligation under ERISA.

5.19 Exclusivity of Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE V OF THIS AGREEMENT, SELLER DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS SET FORTH IN THIS ARTICLE V OF THIS AGREEMENT: (A) SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA BUT NOT INCLUDING THIS AGREEMENT OR SELLER’S DISCLOSURE SCHEDULES PURSUANT TO THIS AGREEMENT) INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ITS ASSETS; AND (B) SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (PROVIDED, THAT THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY RIGHTS THAT BUYER AND PARENT HAVE WITH RESPECT TO RECOVERY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Buyer hereby represents and warrants to Seller as follows:

6.1  Organization; Power and Authority.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of Parent and Buyer has requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.

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6.2  Enforceability; Noncontravention.

(a)  This Agreement and the other Transaction Documents to which each of Parent and Buyer is a party have been duly executed and delivered by each of Parent and Buyer, as applicable, and, assuming due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of each of Parent and Buyer, as applicable, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general equitable principles).

(b)  Neither the execution and the delivery by each of Parent and Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by each of Parent and Buyer of the transactions contemplated hereby or thereby, (i) violate or conflict with any provisions of each of Parent’s or Buyer's, as applicable, articles of incorporation or bylaws, (ii) violate or conflict in any material respect with any Law to which Parent or Buyer, as applicable, is subject, or (iii) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any equity interests or assets of Parent or Buyer, as applicable, under, any material note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Parent or Buyer, as applicable, is a party, or by which Parent or Buyer, as applicable, or any of its assets or properties is bound, other than, in the case of clause (ii) or (iii), such conflicts, Liens, violations, breaches or defaults as would not adversely affect Parent’s or Buyer's, as applicable, performance under this Agreement or the consummation of the transactions contemplated hereby.

6.3  Brokerage.  There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Buyer.

6.4  Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Parent’s or Buyer's knowledge, as applicable, threatened against or affecting Parent or Buyer at law or in equity, or before or by any Governmental Entity, which would adversely affect Parent’s or Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

6.5  SEC Reports.  All statements, reports, schedules, forms and other documents required to have been filed by Parent or Buyer with the SEC (the “Reports”) have been so filed.

6.6  Capitalization.   The authorized capital stock of Parent consists of 500,000,000 shares of common stock, 18,000,000 shares of Series A preferred stock and 2,000,000 shares of Series B preferred stock. Concurrent with the parties’ execution of this Agreement, Parent had 80,521,713 shares of common stock issued and outstanding, 3,210,000 shares of Series A preferred stock issued and outstanding and 2,000,000 shares of (non-voting) Series B preferred stock issued and outstanding. Except for the foregoing, there are no other shares of capital stock of Parent issued and outstanding. The Stock Consideration, when issued and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully-paid and nonassessable, and will not be subject to transfer restrictions other than pursuant to this Agreement, the Escrow Agreement and under state and federal securities laws.

6.7  Exclusivity of Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VI OF THIS AGREEMENT, NEITHER BUYER NOR PARENT MAKES (AND NEITHER HAS MADE) ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS SET FORTH IN THIS ARTICLE VI OF THIS AGREEMENT: (A) EACH OF BUYER AND PARENT EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA BUT NOT INCLUDING THIS AGREEMENT) INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ITS ASSETS; AND (B) BUYER AND PARENT EACH SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (PROVIDED, THAT THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY RIGHTS THAT SELLER HAS WITH RESPECT TO RECOVERY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT).

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ARTICLE VII

[Intentionally Omitted]

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1  Employee and Related Matters.  Neither Buyer nor Parent shall have any obligation whatsoever to offer employment to any of Seller’s employees (or upon any particular terms or conditions of employment). Seller shall indemnify and hold Buyer and Parent harmless from any Losses under the WARN Act or any similar state laws with respect to the Business that arise on or after the Closing Date as a result, in whole or in part, from sale of the Purchased Assets (and any resulting layoffs).

8.2  Press Release and Announcements. After the Closing, Buyer and Parent shall have the right to disclose to the public and/or to any third party any information concerning the transactions contemplated hereby.

8.3  Further Actions; Transition Matters.

(a)  Further Action. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Without limiting the generality of the foregoing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other Tax Returns with respect to the Business.

(b)  Discharge of Seller's Liabilities. Seller shall pay all of Seller's debts, obligations and other liabilities (including Seller's accounts payable) existing as of the Closing Date (other than the Assumed Liabilities) in the Ordinary Course of Business as such existed immediately prior to the Closing and in accordance with past custom and practice. After the Closing, Buyer agrees to use reasonable efforts to direct or forward to Seller any bills, invoices or like instruments received by Buyer relating to such pre-Closing debts, obligations and other liabilities.

8.4  Confidentiality. Seller shall maintain as confidential and shall not use or disclose (except as required by Law or as authorized in writing by Buyer), in perpetuity, any non-public, confidential or proprietary information or materials relating to the Purchased Assets or the Business. In the Seller is required by Law to disclose any confidential information, such party shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall reasonably cooperate with Buyer, at Buyer’s expense, to preserve the confidentiality of such information consistent with applicable Law.

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8.5  Noncompetition and Nonsolicitation.

(a)  Noncompetition. In consideration of the payment of the Purchase Price and as a condition precedent to Buyer entering this Agreement and consummating the transactions contemplated hereby, during the period of four (4) years (the "Noncompete Period") commencing on the Closing Date, neither Seller, Ilya Pozin, Matt Winnick nor Omri Agam shall (and each shall cause their Affiliates and representatives to not), other than with Buyer’s written consent, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in the business of developing, marketing, offering and/or delivering birthday reminder or electronic greeting cards (including cards for any/all occasions such as, without limitation, birthday, anniversary, holidays, special occasion, etc.) and/or printed cards, via mobile applications and websites anywhere in the United States (including its territories), Europe or Russia (the “Noncompete”); provided that the ownership of less than 5% of the outstanding stock of any class of any publicly-traded corporation shall not be deemed to be in violation of the foregoing solely by reason thereof. Notwithstanding the foregoing, Buyer and Parent acknowledge and agree that: (i) Mr. Winnick and Mr. Agam are involved in the ownership and/or the management of SHOP PAUL, INC. (www.shoppaul.com), which offers greeting cards (and may offer egreeting cards in the future); and (ii) such involvement with SHOP PAUL, INC. shall not be deemed to violate the Noncompete so long as it does not (A) offer a birthday reminder app, function or feature or (B) engage or use SkinnyCorp, LLC, a Delaware limited liability company (or its Affiliates) for design or related services for greeting cards or egreeting cards.

(b)  Nonsolicitation. During the Noncompete Period, Seller shall not, and shall cause its Affiliates and representatives to not, directly or indirectly, (i) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer to cease doing business with Buyer, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer.

(c)  Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.5 is invalid or unenforceable, Buyer, Seller, Ilya Pozin, Matt Winnick, and Omri Agam agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.6  Sales and Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the sale and transfer of the Purchased Assets contemplated hereby shall be paid by Seller. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Taxes, and Buyer and Seller shall cooperate in good faith to minimize, to the fullest extent possible, the amount of any sales or transfer taxes payable in connection with the sale and transfer of the Purchased Assets hereunder.

8.7  Name Change.  As of the Closing (and on the morning of the Closing Date), Seller will file all necessary and appropriate documentation with the Secretary of State of Delaware and California (and any other relevant Secretary of State) and to change its name to a name other than "OPEN ME" or any derivative thereof or name similar thereto.

8.8  Lock-up and Leak-out.

(a)  Seller agrees that neither it nor any of its stockholders may sell (by public or private sale) any of the shares of the Stock Consideration (including, for the avoidance of doubt, the Holdback Shares), until after the later of (a) Seller or its stockholders have held such common stock for at least one (1) year and (b) Parent’s common stock is then publically-traded on the NASDAQ, a regional or national stock exchange or on the OTC market (the “Lock-Up Period”).

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(b)  Commencing on the expiration of the Lock-Up Period pursuant to the preceding sentence, regardless of whether Seller (or its stockholders) is then an “affiliate” (as defined in Rule 144 under the Securities Act) of Buyer, the maximum number of shares that Seller and all of its stockholders may sell, in the aggregate, in each three (3) month period is that amount of the Parent’s common stock equal to the greater of (x) one percent (1%) of the total number of outstanding shares of Parent’s common stock or (y) one percent (1%) of the average reported weekly trading volume for Parent’s common stock during the four (4) weeks preceding such sale (the “Leak-out”). Any such permitted Leak-out sales shall be made subject to the preceding limitations, and either (i) pursuant to and in full compliance with the provisions of Rule 144 or (ii) pursuant to a private sale as discussed in this Section 8.8(d).

(c)  If Seller distributes the Stock Consideration to its stockholders Seller agrees that: (i) it shall do so pro rata based on their ownership as set forth on the Capitalization Schedule; (ii) each stockholder shall have its pro rata right to participate in such permitted quarterly Leak-out sales (i.e., based on the ratio that the number of shares of Stock Consideration distributed to such stockholder bears to the total number of shares of Stock Consideration) (but no stockholder may sell more than its pro rata portion of any such permitted quarterly Leak-out sale); and (iii) as a condition to distributing the stock to each such stockholder, such stockholder shall first enter into a “Lock-up/Leak-out Agreement” with Parent which shall generally contain the provisions described in this Section 8.8 (and which will be satisfactory to Parent in its reasonable discretion).

(d)  Following expiration of the Lock-up, instead of making a permitted Leak-out sale pursuant to Section 8.8(b) and in compliance with the provisions of Rule 144, Seller or one of its stockholders may instead transfer shares of the Stock Consideration in a private sale subject to receipt by Buyer of a legal opinion or other evidence reasonably satisfactory to counsel to Buyer to the effect that the proposed private sale complies with the so-called Section 4(1-1/2) exemption from the provisions of the Securities Act; provided, however, that: (i) the volume limitations for a permitted Leak-out sale applicable to Seller and each of its stockholders as set forth in Section 8.8(b) shall apply; (ii) the Leak-out restrictions of this Agreement respecting the resale of any of such Stock Consideration sold privately shall apply to the transferee (who shall be required to enter into a Lock-up/Leak-out Agreement with Parent as a condition to such private sale); and (iii) all such permitted private sales so effected shall apply against and be deducted from the number of shares of common stock which Seller and its stockholders can sell in the aggregate during any such three month period under the Leak-out provision.

(e)  An appropriate legend describing this Lock-Up Period and Leak-out shall be imprinted on each stock certificate representing the Stock Consideration, and the transfer records of Parent’s transfer agent shall reflect such appropriate restrictions (and Parent and its transfer agent may stop any transfer in violation of the Lock-up Period or Leak-out provisions).

(f)  So long as Seller or any of its stockholders own any of the Stock Consideration, neither Seller nor any such stockholder (i.e., that owns any Stock Consideration) will engage in any short-selling of the Parent’s common stock.

(g)  Notwithstanding anything to the contrary set forth herein, Parent may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Parent’s common stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Parent’s common stock. Unless otherwise agreed, all such waivers shall be pro rata, as to of Seller’s stockholders who have executed a Lock-Up/Leak-out Agreement. Additionally, if following the Closing but prior to the expiration of the Lock-Up Period, Buyer or Parent sells at least Two Million Dollars ($2,000,000) of securities (equity securities or debt securities convertible into equity securities), then Parent shall have the right to extend the Lock-up Period by up to six (6) months beyond the date it would have otherwise expired pursuant to the terms of this Section 8.8.

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(h)  The number of shares of Stock Consideration included in any three (3) month period that can be sold under the Leak-out shall be appropriately adjusted should Parent make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of common stock. In the event of: (a) a completed tender offer to purchase all or substantially all of Parent’s issued and outstanding securities; or (b) a merger, consolidation or other reorganization of Parent with or into an unaffiliated entity, then the Lock-up Period and Leak-out under this Section 8.8 shall terminate as of the closing of such event, and the common stock restricted pursuant hereto shall be released from such restrictions.

(i)  Notwithstanding anything to the contrary set-forth herein, in the case of a stockholder of Seller that is a natural person, the restrictions on transfer specified in this Section 8.8 shall not apply to any transfer of the Stock Consideration by such stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or to any family trust (for which the stockholder is the trustee) or any other person approved by Parent, so long as such family member or trust (or other approved person), as a condition precedent to any such transfer, enters into a Lock-up/Leak-out Agreement with Parent which generally contains the provisions described in this Section 8.8 (and which is satisfactory to Parent in its reasonable discretion).

(j)  Each of Ilya Pozin, Matt Winnick and Omri Agam individually agree to use reasonable efforts to cause Seller to comply with the provisions of this Section 8.8; provided that such individuals shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable judgment.

8.9  Tag-along Right.  Commencing one (1) year from the date of Closing (provided that if Mr. Glaser is making personal sales of Parent common stock through Rule 144 under the Securities Act, this Section 8.9 shall apply even during such one (1) year period so long as Seller and its shareholders may legally sell through Rule 144), the following provision shall apply (and shall cease to apply in the event Mr. Glaser ceases to be an officer or director of Parent):

(a)  If the President of Parent (Bill Glaser) intends to sell any shares of common stock of the Parent in one or a series of related transactions, then at least 10 days prior to any proposed sale he shall deliver (or request Parent to deliver) a written notice (the “Sale Notice”) to Seller and each of its shareholders holding any of the Stock Consideration (the “Seller Stockholders”), specifying in reasonable detail the identity of the prospective transferee(s) (unless it will be brokered transaction and the transferee is not known), the number of shares of common stock to be transferred, the anticipated price per share to be paid and the other material terms and conditions of the transfer. Each of such Seller Stockholders may elect to participate in the contemplated transfer at the same price per share and on the same terms by delivering written notice to Parent within 10 days after delivery of the Sale Notice (each such electing Seller Stockholder is a “Participating Stockholder”). Each Participating Stockholder will be entitled to sell in the contemplated transfer, at the price per share and on the same terms, a number of shares of common stock equal to such Participating Stockholder’s “Tag-Along Percentage” (defined below) of the number of shares of common stock proposed to be transferred by Mr. Glaser, and the number of shares of common stock to be transferred by Mr. Glaser in such contemplated transfer shall be reduced by the number of shares of common stock to be transferred by the Participating Stockholders. Notwithstanding anything contained herein to the contrary, the contemplated transfer may provide for payment in securities, or a combination of cash and securities, to all Participating Stockholders that are accredited investors within the meaning of Regulation D under the Securities Act and in cash to Participating Stockholders that are not accredited investors or may provide Participating Stockholders that are accredited investors with the option to receive securities, or a combination of cash and securities, or cash while Participating Stockholders that are not accredited investors receive cash. Mr. Glaser may abandon the contemplated transfer at any time prior to its closing without any liability or obligation under this Section 8.9. A Participating Stockholder’s “Tag-Along Percentage” is the quotient obtained by dividing (x) the number of shares of common stock identified in the Sale Notice by (y) the sum of the aggregate number of shares of Stock Consideration then-owned by all of the Seller Stockholders plus the aggregate number of shares of Parent common stock owned by Mr. Glaser. Notwithstanding anything to the contrary in this Agreement, Mr. Glaser shall not be liable for any act done or omitted in connection with the Section 8.9 while acting in good faith and in the exercise of reasonable judgment

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(b)  Mr. Glaser shall effect the participation of the Participating Stockholders in the contemplated transfer by obtaining the agreement of the prospective transferee(s) to purchase from the Participating Stockholders the shares of common stock which the Participating Stockholders are entitled to sell to such prospective transferee(s) pursuant to Section 8.9(a) simultaneously with and conditioned upon the closing of the proposed transfer.

(c)  The Participating Stockholders will use their reasonable best efforts to cooperate in the proposed transfer and will take all necessary and desirable actions in connection with the consummation of the proposed transfer as are reasonably requested by Mr. Glaser (including, but not limited to, entry into agreements and provision of representations, warranties and indemnification; provided, that no Participating Stockholder shall be required to enter into substantively different agreements or provide substantively different representations and warranties or indemnification than Mr. Glaser, and each Participating Stockholder’s obligations thereunder shall be several and limited to the proceeds received by such Participating Stockholder in connection with such proposed transfer.

ARTICLE IX

INDEMNIFICATION

9.1  Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby as follows:

(a)  the representations and warranties in Sections 5.1 (Organization; Power and Authority), 5.2 (Enforceability; Noncontravention), 5.3 (Capitalization; Subsidiaries), 5.10(a) (Purchased Assets), 5.16 (Related Party Transactions), 5.16 (Brokerage), 6.1 (Organization; Power and Authority), 6.2 (Enforceability; Noncontravention), 6.3 (Brokerage), and 6.6 (Capitalization) (each, a "Fundamental Representation" and, collectively, the "Fundamental Representations") shall not terminate;

(b)  the representations and warranties contained in Sections 5.6(b) (Absence of Undisclosed Liabilities / no indebtedness), 5.8 (Compliance with Laws), 5.9 (Intellectual Property), 5.10(b) (Purchased Assets), 5.14 (Tax Matters), and 5.18 (Employee Benefit Plans) (each, a "Statute of Limitations Representation" and, collectively, the "Statute of Limitations Representations") shall terminate upon the expiration of the applicable statutes of limitations with respect to the liability or obligation in question (giving effect to any extensions or waivers thereof);

(c)  all other representations and warranties contained in this Agreement shall terminate on the two (2) year anniversary of the Closing Date; and

(d)  the covenants and other agreements set forth in this Agreement shall not terminate, except to the extent of any fixed duration set forth herein;

provided that (i) any representation or warranty that would otherwise terminate in accordance with the foregoing shall survive and continue in full force and effect, if a written notice shall have been timely given under this Article IX and received by Seller on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX, and (ii) the obligations of (x) Seller to indemnify and hold harmless Buyer and (y) Buyer to indemnify and hold harmless Seller, in each case of clauses (x) and (y) foregoing, for any claim based on willful misrepresentation or fraud, shall not terminate.

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9.2  General Indemnification.

(a)  Indemnification of Buyer. Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Parties") from and against, and pay on behalf of or reimburse such Buyer Parties as and when incurred, any loss, liability, demand, claim, action, cause of action, cost, damage, tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (but excluding any punitive, special or consequential damages, or lost profits (including, for purposes hereof, lost business opportunities and diminution in value)) (collectively, "Losses") which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)          any breach or inaccuracy of any representation or warranty under Article V of this Agreement (in each case, the existence of such inaccuracy or breach, together with the Losses related thereto, to be determined without regard to any qualifications in any such representation or warranty referencing the terms "materiality," "Material Adverse Effect" or other terms of similar import or effect);

(ii)         any breach or nonfulfillment of any covenant, agreement or other provision by Seller under this Agreement;

(iii)        any Excluded Liability; or

(iv)        any liability or obligation arising by operation of law (including under any bulk transfer law or any common law doctrine of defacto merger or successor liability) which is related to, the result of or arises out of the transactions contemplated hereby and which is an Excluded Liability.

(b)  Indemnification of Seller. Buyer and Parent, jointly and severally, shall indemnify, defend, and hold harmless Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Parties") from and against, and pay on behalf of or reimburse such Seller Parties as and when incurred, any Losses which any such Seller Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)          any breach or inaccuracy of any representation or warranty under Article VI of this Agreement (in each case, the existence of such inaccuracy or breach, together with the Losses related thereto, to be determined without regard to any qualifications in any such representation or warranty referencing the terms "materiality," "Material Adverse Effect" or other terms of similar import or effect);

(ii)         any breach or nonfulfillment of any covenant, agreement or other provision by Buyer or Parent under this Agreement; or

(iii)        any Assumed Liability.

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(c)  Limitations on Indemnification.

(i)          Seller shall not be required to indemnify any Buyer Party pursuant to, and shall not have any liability under, Section 9.2(a)(i) until the aggregate amount of all Losses for which Seller would, but for this Section 9.2(c)(i), be liable under this Article IX exceeds on a cumulative basis an amount equal to Forty-Five Thousand Dollars ($45,000) (the "Basket"), in which case Seller shall be obligated to indemnify the Buyer Parties for all Losses relating back to the first dollar; provided, however, that the Basket shall not apply to any Losses related to any inaccuracy or breach of any Fundamental Representation or Statute of Limitations Representation, or any claim based on willful misrepresentation or fraud. This Section 9.2(c)(i) shall not govern any claims by the Buyer Parties with respect to indemnification provided under Section 9.3 below.

(ii)         Buyer and Parent shall not be required to indemnify any Seller Party pursuant to, and shall not have any liability under, Section 9.2(b)(i) until the aggregate amount of all Losses for which Buyer would, but for this Section 9.2(c)(ii), be liable under this Article IX exceeds on a cumulative basis an amount equal to the Basket, in which case Buyer and Parent shall be obligated to indemnify the Seller Parties for all Losses relating back to the first dollar; provided, however, that the Basket shall not apply to any Losses related to any inaccuracy or breach of any Fundamental Representation or Statute of Limitations Representation, or any claim based willful misrepresentation on fraud.

(iii)        Seller shall not be required to indemnify any Buyer Party pursuant to, and shall not have any further liability under, Section 9.2(a)(i) once the aggregate amount of all payments made by or on behalf of Seller in respect of the indemnification obligations under Section 9.2(a)(i) equals One Million Five Hundred Thousand Dollars ($1,500,000) (the "Cap"); provided that this Section 9.2(c)(iii) shall not apply to any Losses related to any inaccuracy or breach of any Fundamental Representation or Statute of Limitations Representation, any claim based on willful misrepresentation or fraud, and no such amounts shall be counted towards the Cap. Notwithstanding the foregoing, the maximum amount of Losses that Seller shall, in the aggregate, be required to pay to the Buyer Parties shall be limited to the Stock Consideration.

(iv)         Buyer and Parent shall not be required to indemnify any Seller Party pursuant to, and shall not have any further liability under, Section 9.2(b)(i) once the aggregate amount of all payments made by or on behalf of Buyer in respect of the indemnification obligations under Section 9.2(b)(i) equals the Cap; provided that this Section 9.2(c)(iv) shall not apply to any Losses related to any inaccuracy or breach of any Fundamental Representation or Statute of Limitations Representation, any claim based on willful misrepresentation or fraud, and no such amounts shall be counted towards the Cap. Notwithstanding the foregoing, the maximum amount of Losses that Buyer and Parent shall, in the aggregate, be required to pay to the Seller Parties shall be limited to the Stock Consideration.

(d)  Indemnification Procedure. Any party making a claim for indemnification under this Article IX (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder or the Indemnitor is otherwise prejudiced by such failure. With respect to any third-party claim, any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a Los Angeles regionally-recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee (including with respect to Indemnitor's creditworthiness) which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided further that:

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(i)           the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense pursuant to the foregoing provisions, all of which fees and expenses (notwithstanding the foregoing) shall be borne solely by the Indemnitor);

(ii)          the Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable and necessary fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee's reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the claim involves alleged Intellectual Property misappropriation or infringement, in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any material Intellectual Property claim); (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (F) counsel to the Indemnitee shall have reasonably concluded that there is an actual conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense;

(iii)         if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

(iv)         if the Indemnitor does not elect to control the defense of such claim pursuant to the foregoing provisions, the Indemnitee may defend against such claim in such manner as it may in its good faith discretion deem appropriate (and the Indemnitor shall be liable for any legal fees and expenses reasonably incurred in connection with such defense).

9.3  Tax Indemnification.

(a)  Seller shall remain liable, and shall indemnify Buyer, for any liability or obligation in respect of any amount of federal, state, local or non-U.S. Taxes which are imposed with respect to or measured by the income of Seller, value of property owned by Seller, or the conduct of the Business by Seller, for any taxable period ending on or before or including the Closing Date. Seller shall also indemnify Buyer, and shall be liable for any federal, state, local or non-U.S. Taxes imposed with respect to the transfer of assets pursuant to this Agreement, or imposed on Buyer as transferee of all or part of the assets of Seller.

(b)  Any indemnification payment provided for under this Section 9.3 shall include reasonable costs and expenses (including attorneys' fees and expenses and accountants' fees and expenses) incurred in contesting the amounts against which Buyer is indemnified, or incurred in satisfying any filing or other procedural requirements with respect to amounts against which Buyer is indemnified. Any indemnification payment provided for under this Section 9.3 shall be paid in the manner provided in Section 9.5 and shall also include any amount necessary to indemnify Buyer and hold it harmless against any Loss which Buyer may suffer, sustain or become subject to as a result of Seller's failure to pay, or unreasonable delay in paying, any amounts for which Buyer is indemnified.

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9.4  Other Indemnification Provisions. The right of the Buyer Parties to receive indemnification or reimbursement, or pursue any other remedy based on the representations, warranties, covenants, and obligations of Seller in this Agreement, will not be affected by any investigation, examination or review conducted by Buyer or Parent any of its representatives with respect to, or any actual knowledge acquired (or capable of being acquired) by Buyer or Parent any of its representatives about the accuracy or inaccuracy of, or compliance with, any such representations, warranties, covenants or obligations.

9.5  Manner of Payment.

(a)          Any indemnification of the Buyer Parties pursuant to this Article IX shall be paid and satisfied from the Stock Consideration (first, from the Holdback Shares, and then, in the event of breach of any Losses related to any inaccuracy or breach of any Fundamental Representation or Statute of Limitations Representation, or any claim based on willful misrepresentation or fraud, from the remaining Stock Consideration). The Holdback Shares shall be non-transferable by Seller (and its stockholders) so long as they are held in the Escrow Account. On the one (1) year anniversary of the Closing Date (the “Escrow Termination Date”) the Escrow Agent shall release the Holdback Shares in the Escrow Account pursuant to the terms of the Escrow Agreement subject to (i) if there are any pending indemnity claims by Buyer as of such date for which it has delivered a claim notice pursuant to Section 9.2(c) with respect thereto (“Pending Claims”) then a number of Holdback Shares representing (A) the value of all such claims including the estimated cost of defense (based on the price per Holdback Share of $0.60 per share) shall be held in the Escrow Account pending resolution of such claim (a “Holdback”). Seller shall have the right, but not the obligation, under the Escrow Agreement to deposit cash into the Escrow and pay part or all of any claim for indemnification under this Article IX in cash rather than in the transfer of shares of the Stock Consideration back to Parent.

(b)          Any indemnification of the Seller Parties pursuant to this Article IX shall be paid from the shares of Parent’s common stock.

(c)          Any indemnification payment pursuant to this Article IX shall be deemed an adjustment to the Purchase Price for the Purchased Assets set forth in Section 2.3.

(d)          In addition to any other remedies in this Article IX, an Indemnitee shall be entitled to set-off any amounts due to it from any Indemnitor pursuant to this Article IX against any amount otherwise payable by such Indemnitee to the Indemnitor.

(e)          For avoidance of doubt, the indemnifications provisions in this Article IX shall be the sole remedy and recourse for the parties for any Losses incurred for breach of any representation, warranty, covenant or agreement contained in this Agreement. Neither party shall have any indemnity obligations to the other party for any such breach once the aggregate amount of all payments made by or on behalf of such party in respect of such indemnification obligations in the form of shares of the Parent’s common stock equals the Stock Consideration.

9.6  AS-IS Sale and Purchase.  Buyer acknowledges and agrees, except as otherwise expressly set forth in this Agreement, and subject to Seller's representation and warranties and covenants set forth in this Agreement, Buyer is purchasing the Purchased Assets in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS."

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ARTICLE X

MISCELLANEOUS

10.1 Amendment and Waiver.   No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be (a) valid unless the same shall be in writing and signed by the party against whom such waiver will be enforced and (b) deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.2 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when sent by facsimile (with facsimile confirmation) if sent by 5:00 p.m. local time of the recipient on a business day, or otherwise on the next following business day, (iii) one business day after being sent by reputable overnight express courier (charges prepaid), (iv) five days after being sent by first class certified mail (postage prepaid and return receipt requested), or (v) when sent by email (with email confirmation) if sent by 5:00 p.m. local time of the recipient on a business day, or otherwise on the next following business day. Unless another address is specified in writing by the recipient party to the sending party, such notices, demands and communications shall be sent to the following addresses:

Notices to Seller:

Open Me, Inc.
12021 Wilshire Blvd. #660
Los Angeles, CA 90025
Attention: Ilya Pozin
email: ipozin@gmail.com

Notices to Buyer:

Rowl, Inc.

9595 Wilshire Blvd, Suite 900

Beverly Hills, CA 90212

Attention: Bill Glaser, President
email: bill@rowl.com

10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller without the prior written consent of Buyer. Buyer may (at any time prior to the Closing), in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) to one or more of its Affiliates, and Buyer may, in its sole discretion, direct Seller to convey the Purchased Assets, in whole or in part, to one or more of its Affiliates. In addition, Buyer may assign its rights pursuant to this Agreement (including its rights to indemnification) to any of its lenders as collateral security. Buyer may (at any time following the Closing), in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement in connection with a sale of all or any portion of the Business.

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10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5 Complete Agreement. This Agreement, the other Transaction Documents and the other documents referenced herein and therein contain the complete agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

10.7 Submission to Jurisdiction; Choice of Forum.  Each of the parties to this Agreement hereby submits to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California in respect of the claims with respect to which a party seeks specific performance pursuant to Section 10.9 and waives, and agrees not to assert, any defense in any action for such interpretation or enforcement that such party is not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.2.

10.8 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.9 Specific Performance. Each of the parties acknowledges and agrees that Buyer would be damaged irreparably in the event that any of the provisions of Sections 8.2 (Press Release and Announcements), 8.3 (Further Actions; Transition Matters), 8.4 (Confidentiality), 8.5 (Noncompetition and Nonsolicitation), 8.7 (Name Change) or 8.8 (Lock-up and Leak-out), were not performed in accordance with their specific terms or otherwise were breached. Accordingly, each of the parties agrees that the other parties shall be entitled to, in addition to any other remedy which they may be entitled to at law or in equity, an injunction or injunctions to prevent breaches of the provisions of Sections 8.2 (Press Release and Announcements), 8.3 (Further Actions; Transition Matters), 8.4 (Confidentiality), 8.5 (Noncompetition and Nonsolicitation), 8.7 (Name Change) or 8.8 (Lock-up and Leak-out), and, in each case, to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the state and federal courts located in the City of Los Angeles, California.

10.10         No Third-Party Beneficiaries. Except as set forth in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any other Person any legal or equitable rights hereunder.

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10.11         Schedules and Exhibits.  The schedules and exhibits hereto constitute a part of this Agreement and are incorporated into this Agreement for all purposes. Any disclosure made in any particular schedule included in the schedules delivered by a Person shall be deemed made for any other schedule within the schedules of that Person if the relevance of the disclosure to the other schedule is reasonably apparent on the face of such disclosure (without reference to any document or other materials not included with and provided as part of the schedules of that Person). The parties agree that it is not necessary to have cross-references in the Schedules for a disclosure in any particular schedule to constitute an exception to one or more other representations or warranties (i.e., in addition to the representation or warranty with respect to which such disclosure is expressly made), so long as it is reasonably apparent on the face of such schedule that the information contained therein constitutes an exception to such other representations or warranties. The inclusion of any matter, information or item in any Schedules shall not be deemed to constitute an admission of any liability by any Person to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purpose of this Agreement.

10.12         Bulk Transfer Laws.  Seller shall indemnify Buyer against any Losses which Buyer may suffer due to Seller’s failure to comply with any applicable bulk transfer laws. Any Taxes incurred by Buyer as a result of the transfer of the Purchased Assets shall be the liability of Seller.

10.13         Captions and Headings.  The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement.

10.14         Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any party. The term "including" as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

10.15         Counterparts.  This Agreement may be executed in counterparts all of which taken together shall constitute one and the same agreement.

10.16         Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile or electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

10.17         Arbitration.

(a)  Except for disputes and claims with respect to which a party seeks specific performance pursuant to Section 10.9 (which may be pursued in any state and federal court in Los Angeles, California), each party agrees that arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the "AAA Rules") shall be the sole and exclusive method for resolving any claim or dispute ("Claim") arising out of or relating to the rights and obligations of the parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b)  The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) such arbitrator shall have at least 15 years of experience with respect to asset purchase agreements and complex commercial contracts, (iii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Los Angeles, California, and (iv) each party to the arbitration shall bear its own costs and expenses (including all attorneys' fees and expenses, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator's fees, hearing expenses, etc.) shall be borne equally by the parties; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the party who did not prevail.

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(c)  In addition, the parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 10.7 and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in his or her decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction pursuant to Section 10.7 may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law. For purposes of this Agreement, an "Error of Law" means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 10.6. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the "Arbitration Information") shall be kept confidential by the parties subject to Section 10.17(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(d)  In the event that any party or any of such party's Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the "Disclosing Party"), such Disclosing Party shall notify the other parties promptly of the request or requirement so that the other parties may seek an appropriate protective order or waive compliance with the provisions of this Section 10.17. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other parties, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other parties shall designate. Notwithstanding anything in this Section 10.17 to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party's acts or omissions or the acts or omissions of such party's Affiliates, associates or representatives. The parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 10.17, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto; provided, however, that nothing in this Section 10.17 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

ROWL, INC.

By:	/s/ Bill Glaser
	Name:	Bill Glaser
	Its:	President

OPEN ME TECHNOLOGIES, INC.

By:	/s/ Bill Glaser
	Name:	Bill Glaser
	Its:	President

OPEN ME, INC.

By:	/s/ Ilya Pozin
	Name:	Ilya Pozin
	Its:	Board Member

AGREED TO FOR SECTIONS 8.5 & 8.8(j):

Ilya Pozin, individually

Matt Winnick, individually

Omri Agam, individually

AGREED TO FOR SECTION 8.9:

Bill Glaser, individually

Signature Page – Asset Purchase Agreement